EXHIBIT 3.13
                       CERTIFICATE OF LIMITED PARTNERSHIP
                            OF RUSSELL-STANLEY, L.P.


                   PARAGRAPH 1. The name of the limited partnership is RUSSELL STANLEY, L.P., (the "LIMITED PARTNERSHIP").

                   PARAGRAPH 2. The address of the registered office of the Limited Partnership is 350 N. St. Paul Street, Dallas, Texas 75201.

                   PARAGRAPH 3. The name of the registered agent of the Limited Partnership at the above address is CT Corporation System.

                   PARAGRAPH 4. The address in the United States where the records of the Limited Partnership are to be kept or made available is 685 Route 202/206, Bridgewater, New Jersey 08807.

                   PARAGRAPH 5. The name and address of the general partner of the Limited Partnership is as follows:

                  Russell-Stanley Midwest, Inc.
                  685 Route 202/206
                  Bridgewater, New Jersey  08807.

                   PARAGRAPH 6. The Limited Partnership shall be formed immediately upon the filing of this Certificate with the Secretary of State of the State of Texas.

                   IN WITNESS WHEREOF, this Certificate of Limited Partnership is signed this 22ND day of October, 1998.


                                 RUSSELL-STANLEY MIDWEST, INC.,
                                   as General Partner of the Limited Partnership



                                 By:  /S/ DANIEL W. MILLER
                                           Daniel W. Miller
                                           Executive Vice President